Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-162261 on Form S-4 of our report dated February 20, 2009 (September 16, 2009 as to the effects of the adoption of SFAS 160 and the definitive merger agreement reached with PepsiCo, Inc.), relating to the consolidated financial statements and financial statement schedule of The Pepsi Bottling Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109,” and retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51” (“SFAS 160”)), included in the Current Report on Form 8-K of The Pepsi Bottling Group, Inc. dated September 16 , 2009 and report dated February 20, 2009, relating to the effectiveness of The Pepsi Bottling Group, Inc.’s internal control over financial reporting included in the Annual Report on Form 10-K of The Pepsi Bottling Group Inc. for the year ended December 27, 2008, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 31, 2009